Exhibit 99.1

Date: April 18, 2012

FOR IMMEDIATE RELEASE –

Contact:
Investors	Media
Todd Beekman	Maureen Brown
Todd.Beekman@huntington.com	Maureen.Brown@Huntington.com
(614) 480-3878	(614) 480-5512

Jay Gould

Jay.Gould@huntington.com

(614) 205-1197

HUNTINGTON BANCSHARES INCORPORATED

REPORTS $153.3 MILLION OF NET INCOME, OR $0.17 PER COMMON SHARE,

FOR THE 2012 FIRST QUARTER, UP 21% FROM BOTH THE PRIOR AND YEAR-AGO QUARTERS

DECLARES QUARTERLY DIVIDEND ON COMMON STOCK OF $0.04 PER SHARE

Other specific highlights compared with 2011 Fourth Quarter:

•	1.13% return on average assets, up from 0.92%

•	11.6% annualized growth in tangible book value per share

•	3.40% net interest margin, up 2 basis points

•	17% annualized growth in average commercial and industrial loans

•	16% annualized growth in average total demand deposits

•	$56.0 million noninterest income increase including:

•	$23.0 million related to the $1.3 billion automobile loan securitization and sale

•	$22.3 million increase in mortgage banking income

•	$11.4 million related to the bargain purchase gain associated with the FDIC-assisted Fidelity Bank acquisition

•	$32.4 million noninterest expense increase reflected $23.5 million related to an addition to litigation reserves and the prior quarter’s $9.7 million gain on the early extinguishment of debt

•	14% decline in nonaccrual loans to 1.15% of total loans and leases, down from 1.39%

•	10.15% Tier 1 common risk-based capital ratio, up from 10.00%

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2012 first quarter net income of $153.3 million, up $26.4 million, or 21%, from $126.9 million in the prior quarter. Earnings per common share in the current quarter were $0.17, up $0.03 from the prior quarter. Net income in the year-ago quarter was $126.4 million, or $0.14 per common share.

Huntington today also announced that the board of directors has declared a quarterly cash dividend on its common stock of $0.04 per common share. The dividend is payable July 2, 2012, to shareholders of record on June 18, 2012.

Summary Performance Discussion Compared with 2011 Fourth Quarter

“We are very pleased with the quarter. By staying focused on executing our strategic plan, we are making steady progress in improving long-term profitability and adding to our earnings growth opportunities,” said Stephen D. Steinour, chairman, president and chief executive officer. “This quarter’s financial results contained two significant items. The first was a gain relating to our recently announced FDIC-assisted purchase of Fidelity Bank in Dearborn, Michigan. The other was an addition to our litigation reserves. When looking at the performance adjusted for those significant items, revenue is meaningfully higher with noninterest expense, after considering seasonal FICA and other payroll taxes, basically unchanged.”

Steinour continued, “Mortgage banking and our best-in-class indirect automobile businesses are performing as expected and taking full advantage of the current market conditions. Our focus on growing consumer households and commercial relationships and improving product cross-sell continued to positively impact financial performance and demonstrates our ability to grow revenue and protect the net interest margin despite the low interest rate environment.”

Net income in the first quarter was $153.3 million, an increase of $26.4 million, or 21%, over the prior quarter. The primary drivers of the increase were a $56.0 million, or 24%, increase in noninterest income and a $10.9 million, or 24%, decrease in provision for credit losses, partially offset by a $32.4 million, or 8%, increase in noninterest expense.

Net interest income increased $2.2 million, or 1%, from the prior quarter. This reflected a $0.6 billion, or 1% (5% annualized), increase in average earning assets and a 2 basis point increase in the fully-taxable equivalent net interest margin to 3.40%. The 2 basis points linked-quarter increase in the net interest margin reflected the benefits from the 7 basis point reduction in the cost of deposit pricing and an increase in low cost funding. However, there was a 5 basis point negative impact from the mix and yield of earning assets and other items.

The increase in average earning assets was driven by organic growth across several categories of loans. Average commercial and industrial loans (C&I) growth was strong at $0.6 billion, or 4% (17% annualized). Automobile loan origination levels remained strong throughout the quarter. However, average automobile loan balances declined 19%, reflecting the impact of the 2011 fourth quarter reclassification of automobile loans into held for sale. Another automobile loan securitization for $1.3 billion was completed on March 8, 2012. The March 30 FDIC-assisted purchase of Fidelity Bank (see table 1 for additional details) and the March 21 purchase of a $0.4 billion portfolio of high quality municipal equipment leases had minimal impact on average balances, although combined, add $0.9 billion to end of period balances.

Average total core deposits were stable at $41.4 billion with the mix continuing to shift from higher cost core certificates of deposit, which declined $0.3 billion, or 4% (15% annualized), to lower cost total demand deposits, which grew $0.6 billion, or 4% (16% annualized). Average commercial noninterest bearing demand deposits increased $0.4 billion, or 4% (16% annualized), to $9.7 billion and, as we highlighted in second half 2011, included approximately $1.0 billion of deposits from several large relationships that are short term in nature.

“Net interest income increased as a result of not only strong loan originations but also a higher net interest margin. This reflected our continued focus on fundamentally changing our deposit mix to drive down the overall cost of funds. Loan growth continued to reflect the positive results of our strategic actions,” Steinour noted. “C&I loans have been growing for eight consecutive quarters. This quarter, C&I growth saw the added benefit of the economic tailwinds we are beginning to experience across much of our Midwest footprint. While utilization rates were unchanged, commercial relationships grew at an 13.3% annualized rate and have grown 16.0% since the 2010 first quarter.”

Total noninterest income increased $56.0 million, or 24%. This included a $23.9 million increase in gain on loan sales as the current quarter included a $23.0 million gain associated with the automobile loan securitization. In addition, the first quarter was positively impacted by a $22.3 million increase in mortgage banking income. This was driven by an $11.6 million net mortgage servicing rights (MSR) improvement and a $10.1 million increase in origination and secondary marketing income. Other income included an $11.4 million bargain purchase gain associated with the FDIC-assisted acquisition of Dearborn, Michigan-based Fidelity Bank.

Commenting on noninterest income trends, Steinour said, “The first quarter is typically our seasonally lowest quarter for several noninterest income items. The completion of our second automobile loan securitization in the last six months and the low absolute level of interest rates and shape of the yield curve, which enabled many homeowners to refinance their mortgages at near record low rates, positively impacted results.”

“Consumer checking account households grew at a 14.2% annualized rate during the quarter and were up 11.7% compared to a year ago. The percent of consumer checking account households with four or more products or services was 1.6 percentage points higher, up from 73.5% last quarter to 75.1%. The percent of commercial relationships with four or more products or services at the end of quarter was 32.7%, up from 31.4% in the prior quarter. These growth and cross-sell rates are why service charges on deposits increased 11% from a year ago and why electronic banking is only down $10.2 million over a similar timeframe. We have already made up 20% of the electronic banking revenue lost due to the Durbin amendment. These financial results point to the competitive advantage we are building through our “Fair Play” consumer strategy that is built on simply doing the right thing for our customers.”

Noninterest expense increased $32.4 million, or 8%. This reflected a $23.5 million addition to litigation reserves in other expense and the prior quarter’s inclusion of a $9.7 million gain on the early extinguishment of debt (trust preferred securities). Personnel costs increased $15.4 million, or 7%, most notably impacted by approximately $9 million of costs related to the annual payroll taxes resets and other benefit expense. Additionally, commissions and incentive compensation expense increased due to improved performance metrics and results. These negative impacts were partially offset by an $11.4 million decrease in outside data processing and other services, as the fourth quarter contained $5.0 million of expenses associated with the conversion to a new debit card processor.

Steinour said, “Noninterest expense continued to run at levels above our long-term expectations relative to revenue. Some of our more recent strategic actions have yet to season while other recent actions have resulted in clear cost reductions. For example, this quarter’s sizable decline in outside data processing and other services was primarily due to the completion of the conversion to our new debit card processor.”

The provision for credit losses decreased $10.9 million, or 24%, from the prior quarter. This reflected a larger reduction of the allowance for credit losses (ACL) than in the prior quarter due to the continued improvement in credit quality as we gradually migrate toward normal levels. The period end ACL as a percentage of total loans and leases decreased to 2.37%, from 2.60%. However, the ACL as a percentage of period end total nonaccrual loans (NALs) increased 9 percentage points to 206% as NALs declined 14% to $467.6 million, or 1.15% of total loans. Total net charge-offs (NCO) for the 2012 first quarter were $83.0 million, or an annualized 0.85% of average total loans and leases. This was down $0.9 million, or 1%, from $83.9 million, or an annualized 0.85%, in the prior quarter.

Commenting on credit quality trends, Steinour said, “The continued improvement in credit quality performance reflected the positive results of the actions taken over the last three years to address credit-related issues in our loan portfolio. Many of our credit quality performance metrics remain elevated compared with long-term historical levels and we expect continued improvement.”

Capital levels continued to be strong. Our Tier 1 common risk-based capital ratio at March 31, 2012, was 10.15%, up from 10.00% at December 31, 2011, with our tangible common equity ratio increasing to 9.86% from 9.75% over this same period. The regulatory Tier 1 risk-based capital ratio at March 31, 2012, was 12.22% up from 12.11%, at year end, while our Total risk based capital ratio declined slightly to 14.76% from 14.77%. This decline reflected an increase in risk-weighted assets due to balance sheet growth.

“As announced March 14, we are pleased that the Federal Reserve completed its review of our January capital plan submission and did not object to our proposed capital actions,” said Steinour. “This allows us to maintain our common dividend through the first quarter of 2013. It also gives us the potential to repurchase up to $182 million of common stock. Reinvesting excess capital to grow the business organically remains our first priority. Importantly, through dividends and now share repurchases, we have the flexibility, subject to market conditions, to return a meaningful amount of our earnings to the owners of the company.”

Table 1 – FDIC-Assisted Fidelity Bank Acquisition

The following table summarizes the 2012 first quarter balance sheet impact of the FDIC-assisted acquisition of Fidelity Bank completed on March 30, 2012. Assets acquired and liabilities assumed were recorded at fair value on the date of acquisition. All acquired loans accrue interest as performing loans or as purchased impaired loans; therefore, none of the acquired loans were reported as nonaccrual.

(in millions)
Cash and Deposits in Banks	$98.9
Loans	520.6
Other real estate ow ned (OREO)	8.0
Other assets, including FDIC receivable	143.9

Total assets	$771.4

Deposits	$712.5
Other liabilities	47.5

Total liabilities	$760.0

Expectations

“Some of the encouraging signs seen late last year continued to build throughout the quarter and drove modest economic growth. Parts of the Midwest region are recovering faster than the broader United States with lower levels of unemployment, resurgence in manufacturing, and budget surpluses for several states for the first time in years. While our footprint has clearly benefitted from this recovery, the US and global economies continue to experience elevated levels of volatility and uncertainty. This requires that we remain cautious,” said Steinour.

“As we have done since early 2010, we will continue to execute our core strategy, making selective investments in initiatives to grow long-term profitability. We will remain disciplined in our growth, including the pricing of loans and deposits, and we are encouraged by the net interest margin expansion this quarter. We continue to expect credit quality improvement. We will stay focused on increasing customer cross-sell and work to improve operating efficiency. We also have 18,000 new Fidelity Bank customers, giving us a great opportunity to introduce them to our products and services.”

For the remainder of 2012, net interest income is expected to be modestly higher than the first quarter level. The momentum we are seeing in total loan and low-cost deposit growth is expected to continue. Those benefits to net interest income growth are expected to be mostly offset, however, by downward pressure on the net interest margin later in the year due to the anticipated continued mix shift to lower-rate, higher quality loans and lower securities reinvestment rates given the low absolute level of interest rates and shape of the yield curve. The C&I portfolio is expected to continue to show meaningful growth as our sales pipeline remains robust with much of this reflecting the positive impact from strategic initiatives to expand our commercial lending expertise into areas like specialty banking, asset based lending, and equipment financing. It also reflects our long-standing continued support of middle market and small business lending. For automobile loans, we will continue to evaluate another automobile loan securitization in the second half of the year. Such securitizations allow us to continue to expand this business while generating strong levels of originations that would otherwise limit on-balance sheet automobile loan concentration. Residential mortgages and home equity loans are expected to show modest growth. CRE loans will likely continue to experience low levels of declines from current levels as the runoff in the noncore portion of the portfolio is partially offset by new core originations.

Excluding potential future automobile loan securitizations, we anticipate the increase in total loans to modestly outpace growth in total deposits. This reflects our heightened focus on our overall cost of funding and the continued shift towards low- and no-cost demand deposits and money market deposit accounts.

Noninterest income is expected to show a modest increase from the 2012 first quarter level after excluding the impacts of the automobile loan securitization gain, the Fidelity Bank related bargain purchase gain, and any net MSR impact. This growth is expected to primarily reflect anticipated growth in new customers and increased contribution from key fee income activities including capital markets, treasury management services, and brokerage, as well as the continued positive impact of our cross-sell and product penetration initiatives throughout the company.

For the full year, we anticipate positive operating leverage and modest improvement in our expense efficiency ratio. This will likely reflect the benefit of revenue growth as we expect expenses could increase slightly. While we will continue our focus on improving expense efficiencies throughout the company, additional regulatory costs and expenses associated with strategic actions, including the planned opening of over 40 in-store branches and integration of Fidelity Bank, may offset such improvements.

Credit quality is expected to experience continued improvement. The level of provision for credit losses is currently at the low end of our long-term expectation, and we expect some quarterly volatility given the absolute low level and the uncertain and uneven nature of the economic recovery.

We anticipate the effective tax rate for 2012 to approximate 24%-26%, which includes permanent tax differences primarily related to tax-exempt income, tax-advantaged investments, and general business credits.

Please see the 2012 First Quarter Performance Discussion for an additional detailed review of this quarter’s performance. This document can be found at: http://www.investquest.com/iq/h/hban/ne/news/index.htm

Conference Call / Webcast Information

Huntington’s senior management will host an earnings conference call on Wednesday, April 18, 2012, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at (877) 684-3807; Conference ID 63194598. Slides will be available at www.huntington-ir.com about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site, www.huntington.com. A telephone replay will be available two hours after the completion of the call through April 30, 2012 at (855) 859-2056; Conference ID 63194598.

Forward-looking Statement

This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: (1) worsening of credit quality performance due to a number of factors such as the underlying value of collateral that could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions, including impacts from the continuing economic uncertainty in the US, the European Union, and other areas; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services introduced to implement our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation; (9) the nature, extent, timing and results of governmental actions, examinations, reviews, reforms, and regulations including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; and (10) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2011 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

Basis of Presentation

Use of Non-GAAP Financial Measures

This document may contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, the 2012 First Quarter Performance Discussion and Quarterly Financial Review supplements to this document, the fourth quarter earnings conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.

Annualized data

Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-taxable equivalent interest income and net interest margin

Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Earnings per share equivalent data

Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.

Rounding

Please note that columns of data in this document may not add due to rounding.

About Huntington

Huntington Bancshares Incorporated is a $56 billion regional bank holding company headquartered in Columbus, Ohio. The Huntington National Bank, founded in 1866, provides full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial products and services. The principal markets for these services are Huntington’s six-state banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. The primary distribution channels include a banking network of over 660 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including internet and mobile banking, telephone banking, and over 1,300 ATMs. Through automotive dealership relationships within its six-state banking franchise area and selected other Midwest and New England states, Huntington also provides commercial banking services to the automotive dealers and retail automobile financing for dealer customers.

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